ADVISORY AGREEMENT

SMITH BARNEY CORE PLUS BOND FUND INC.

July 30, 1993, as amended March 18, 2005

Smith Barney Fund Management LLC

399 Park Avenue

New York, New York 10022

Dear Sirs:

THIS AMENDED AGREEMENT is made this 18th day of March, 2005, between Smith Barney Core Plus Bond Fund Inc. (the “Company”), a corporation organized under the laws of the State of Maryland, and Smith Barney Fund Management LLC (the “Adviser”).

WHEREAS, the Adviser serves as the investment adviser to the Company pursuant to the Transfer and Assumption of Investment Advisory Agreement dated as of November 7, 1994 among Smith Barney Managed Governments Fund Inc., Mutual Management Corp. and the Adviser (formerly Smith Barney Mutual Fund Management Inc.);

WHEREAS, the Company’s name was changed from “Smith Barney Managed Governments Fund Inc.” to “Smith Barney Core Plus Bond Fund Inc.” by Articles of Amendment to the Articles of Incorporation dated as of March 18, 2005;

WHEREAS, the Board of Directors of the Company approved a reduction in the advisory fee payable to the Adviser effective March 18, 2005;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto confirm their agreement as follows:

1.	Investment Description; Appointment

The Company desires to employ its capital by investing and reinvesting in investments of the kind and in accordance with the investment objective(s), policies and limitations specified in its Articles of Incorporation, as amended from time to time (the “Articles of Incorporation”), in the prospectus (the “Prospectus”) and the statement of additional information (the “Statement”) filed with the Securities and Exchange Commission as part of the Company’s Registration Statement on Form N-1A, as amended from time to time, and in the manner and to the extent as may from time to time be approved by the Board of Directors of the Company (the “Board”). Copies of the Prospectus, the Statement and the Articles of Incorporation have been or will be submitted to the Adviser. The Company agrees to provide copies of all amendments to the Prospectus, the Statement and the Articles of Incorporation to the Adviser on an on-going basis. The Company desires to employ and hereby appoints the Adviser to act as the investment adviser to the Company. The Adviser accepts the appointment and agrees to furnish the services for the compensation set forth below.

2.	Services as Investment Adviser

Subject to the supervision, direction and approval of the Board of the Company, the Adviser will (a) manage the Company’s holdings in accordance with the Company’s investment objective(s) and policies as stated in the Articles of Incorporation, the Prospectus and the Statement; (b) make investment decisions for the Company; (c) place purchase and sale orders for portfolio transactions for the Company; and (d) employ professional portfolio managers and securities analysts who provide research services to the Company. In providing those services, the Adviser will conduct a continual program of investment, evaluation and, if appropriate, sale and reinvestment of the Company’s assets.

3.	Brokerage

In selecting brokers or dealers to execute transactions on behalf of the Company, the Adviser will seek the best overall terms available. In assessing the best overall terms available for any transaction, the Adviser will consider factors it deems relevant, including, but not limited to, the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer and the reasonableness of the commission, if any, for the specific transaction and on a continuing basis. In selecting brokers or dealers to execute a particular transaction, and in evaluating the best overall terms available, the Adviser is authorized to consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934), provided to the Company and/or other accounts over which the Adviser or its affiliates exercise investment discretion.

4.	Information Provided to the Company

The Adviser will keep the Company informed of developments materially affecting the Company’s holdings, and will, on its own initiative, furnish the Company from time to time with whatever information the Adviser believes is appropriate for this purpose.

5.	Standard of Care

The Adviser shall exercise its best judgment in rendering the services listed in paragraphs 2 and 3 above. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Company in connection with the matters to which this Agreement relates, provided that nothing in this Agreement shall be deemed to protect or purport to protect the Adviser against any liability to the Company or to its shareholders to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of the Adviser’s reckless disregard of its obligations and duties under this Agreement.

6.	Compensation

In consideration of the services rendered pursuant to this Agreement, the Company will pay the Adviser on the first business day of each month a fee for the previous month at the annual rate of: .45 of 1.00% of the first $500 million of the Company’s average daily net assets; and .42 of 1.00% of the Company’s average daily net assets in excess of $500 million. The fee for the period from the Effective Date (defined below) of the Agreement to the end of the month during which the Effective Date occurs shall be prorated according to the proportion that such period bears to the full monthly period. Upon any termination of this Agreement before the end of a month, the fee for such part of that month shall be prorated according to the proportion that such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. For the purpose of determining fees payable to the Adviser, the value of the Company’s net assets shall be computed at the times and in the manner specified in the Prospectus and/or the Statement.

7.	Expenses

The Adviser will bear all expenses in connection with the performance of its services under this Agreement. The Company will bear certain other expenses to be incurred in its operation, including, but not limited to, investment advisory and administration fees; fees for necessary professional and brokerage services; fees for any pricing service; the costs of regulatory compliance; and costs associated with maintaining the Company’s legal existence and shareholder relations.

8.	Reduction of Fee

If in any fiscal year the aggregate expenses of the Company (including fees pursuant to this Agreement and the Company’s administration agreements, but excluding interest, taxes, brokerage and extraordinary expenses) exceed the expense limitation of any state having jurisdiction over the Company, the Adviser will reduce its fee to the Company by the proportion of such excess expense equal to the proportion that its fee thereunder bears to the aggregate of fees paid by the Company for investment advice and administration in that year, to the extent required by state law. A fee reduction pursuant to this paragraph 8, if any, will be estimated, reconciled and paid on a monthly basis.

9.	Services to Other Companies or Accounts

The Company understands that the Adviser now acts, will continue to act and may act in the future as investment adviser to fiduciary and other managed accounts, and as investment adviser to other investment companies, and the Company has no objection to the Adviser’s so acting, provided that whenever the Company and one or more other investment companies advised by the Adviser have available funds for investment, investments suitable and appropriate for each will be allocated in accordance with a formula believed to be equitable to each company. The Company recognizes that in some cases this procedure may adversely affect the size of the position obtainable for the Company. In addition, the Company understands that the persons employed by the Adviser to assist in the performance of the Adviser’s duties under this Agreement will not devote their full time to such service and nothing contained in this Agreement shall be deemed to limit or restrict the right of the Adviser or any affiliate of the Adviser to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

10.	Term of Agreement

This Agreement shall become effective as of the “Closing Date” as that term is defined in that certain Asset Purchase Agreement executed among Smith Barney, Harris Upham & Co. Incorporated, Primerica Corporation and Shearson Lehman Brothers Inc., dated March 12, 1993 (the “Effective Date”) and shall continue for an initial two-year term and shall continue thereafter so long as such continuance is specifically approved at least annually by (i) the Board of the Company or (ii) a vote of a “majority” (as that term is defined in the Investment Company Act of 1940, as amended (the “1940 Act”)) of the Company’s outstanding voting securities, provided that in either event the continuance is also approved by a majority of the Board who are not “interested persons” (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable, without penalty, on 60 days’ written notice, by the Board of the Company or by vote of holders of a majority of the Company’s shares, or upon 90 days’ written notice, by the Adviser. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act and the rules thereunder).

If the foregoing is in accordance with your understanding, kindly indicate your acceptance of this Agreement by signing and returning the enclosed copy of this Agreement.

Very truly yours,

SMITH BARNEY CORE PLUS BOND FUND INC.

By:
Name: R. Jay Gerken
Title: Chairman of the Board

Accepted:

SMITH BARNEY FUND MANAGEMENT LLC.

By:
Name:
Title:

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